Filed Pursuant to Rule 433
                                                                January 26, 2006

                                                                     Relating to
                                   Prospectus Supplement dated January 25, 2006,
                                            to Prospectus dated February 2, 2005
                                                     Registration No. 333-121744

                                      BEAR
                                     STEARNS
                            LIBOR Floating Rate Notes
                              Due January 31, 2011


Issuer:                   The Bear Stearns Companies Inc.

Trade Date:               January 25, 2006

Settlement Date:          January 31, 2006

Ratings:                  A1 / A / A+

Principal Amount:         $1,500,000,000

Coupon:                   3-month LIBOR plus 0.23%

Type of Security:         LIBOR Floating Rate Notes

Maturity:                 January 31, 2011

Public Offering Price:    100.000%

Gross Fees:               0.350%

All-in Price:             99.650%

Net Proceeds:             $1,494,750,000

Interest Payment Period:  Quarterly

Interest Payment Dates:   Quarterly on the last day of each January, April,
                          July, and October, commencing on April 28, 2006

Interest Accrual Date:    January 31, 2006

Interest Reset Dates:     Quarterly on the last day of each January, April,
                          July, and October

Initial Interest Reset
Date:                     April 28, 2006

Interest Determination
Dates:                    Two London business days prior to each Interest
                          Reset Date.

Interest Rate:            The interest rate will be reset quarterly based
                          on the three-month LIBOR


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

                          which appears on Telerate page 3750.


Initial Interest Rate:    Initial Coupon to be determined two London
                          business days prior to the Settlement Date.

Day Count:                Actual/360

Specified Currency:       U.S. Dollars

Denominations:            $1,000 and integral multiples of $1,000 in excess
                          thereof

CUSIP:                    073902KG2

ISIN:                     US073902KG22

Lead Manager:             Bear, Stearns & Co. Inc.
                          Bear, Stearns International Limited

Senior Co-Managers:       BB&T Capital Markets, a division of Scott &
                          Stringfellow, Inc.
                          Citigroup Global Markets Inc.

Junior Co-Managers:       ABN Amro Incorporated
                          Banc of America Securities LLC
                          Comerica Securities Inc.
                          HVB Capital Markets, Inc.
                          J.P. Morgan Chase Securities Inc.
                          Wachovia Capital Markets, LLC
                          Wells Fargo Securities, LLC

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The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-803-9204.


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